PRESS RELEASE

SYMBOLLON PHARMACEUTICALS, INC.
37 Loring Drive, Framingham, MA 01702
Phone: (508) 620-7676  Fax: (508) 620-7111

FOR IMMEDIATE RELEASE

SYMBOLLON ENTERS INTO SALE/LICENSE AGREEMENT COVERING UPPER RESPIRATORY TRACT TECHNOLOGY

FRAMINGHAM, MA. December 10, 2008 -- Symbollon Pharmaceuticals, Inc. (OTCBB: SYMBA) announced that on December 8, 2008 it signed a sale/license agreement with BioCide Pharma, Inc. covering upper respiratory tract products based on Symbollon’s proprietary iodine-based technology.  Under the agreement, Symbollon will transfer ownership of its patent application covering use of its technology in the upper respiratory tract.  As partial consideration under the agreement, Symbollon will receive an equity position in BioCide equal to 50% ownership of the company.

Under the terms of the agreement, BioCide will receive ownership of Symbollon’s patent application covering use of its technology in the upper respiratory tract and obtain an exclusive license to Symbollon’s other iodine-based technology for use in the field.  As partial consideration for the transfer, BioCide issued 625,000 shares of its common stock which represents 50% of BioCide’s outstanding equity.  Additionally, BioCide agreed to assume all of Symbollon’s outstanding patent fees and expenses (approximately $18,000) related to the patent application.  Under the agreement, BioCide is required to raise $250,000 in equity during 2009 and an aggregate of $1,250,000 by the end of 2010.  So long as Symbollon retains at least a 10% ownership position in BioCide, it has the right to appoint one member of BioCide’s board of directors.  James Richards, a director of Symbollon, and Paul Desjourdy, an officer and director of Symbollon, own the remaining outstanding equity of BioCide.  Messrs. Richards and Desjourdy are also officers and directors of BioCide.  As part of the transaction, Mr. Richards agreed to loan BioCide $50,000 in order for BioCide to cover currently due patent prosecution expenses related to the transferred patent application.

 “We entered into this transaction to preserve our intellectual property in the upper respiratory tract,” stated Paul C. Desjourdy, President and Chief Executive Officer of Symbollon.  “Symbollon was not able to finance further prosecution of the patent application.  By transferring this asset to BioCide, we believe that the required funding to develop products in the area can be raised without dilution to Symbollon’s stockholders.  This will allow Symbollon to focus its efforts on the commercialization of IoGen™, our dietary supplement to promote breast health, and resources allowing, to develop topical antimicrobial products based on our technology.”

About Symbollon Pharmaceuticals, Inc. (OTCBB: SYMBA) is a specialty pharmaceutical company focused on the development and commercialization of proprietary products based on its molecular iodine technology for women’s healthcare and antimicrobials uses.  For more information about Symbollon, please visit the company's website at http://www.symbollon.com.

Forward Looking Statement This news release contains statements by the Company that involve risks and uncertainties and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements reflect management’s current views and are based on certain assumptions.  Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties associated with whether (i) we will be able to successfully commercial of IoGen, (ii) Symbollon will be able to obtain the resources necessary to continue operations as a going concern, (iii) the Company will be able to enter into new arrangements with corporate partners, (iv) management and the Board of Directors will be able to maximize shareholder value by leveraging the Company’s proprietary technology, and (v) such other factors as may be disclosed from time-to-time in the Company’s reports as filed with the Securities and Exchange Commission.

CONTACT:
Paul C. Desjourdy, President and CEO
Symbollon Pharmaceuticals, Inc.
(508) 620-7676, x202
www.symbollon.com